This agreement made as of the 26th day of Sept., 2000

BETWEEN Yapalot Communications Inc., a corporation incorporated under the laws of Canada

                           ("Yapalot")

                           -and-

     (O SUNG GROUP) Chris Kwon, a corporation incorporated under the laws of ONT., Address: 620 Jarvis St. Unit #315

                           ("Approved Agent")

     Whereas "Approved Agent" is authorized to operate as a Yapalot dealer and desires to market subscriptions for the Yapalot VoIP Network and services and products related hereto.

     And whereas the "Approved Agent" wishes to be a part of the Yapalot VoIP Network for the purpose of soliciting subscriptions to the Yapalot Network;

     And whereas the "Approved Agent" wishes to maintain an ongoing relationship with Yapalot for the purpose of activating subscriptions to the Yapalot VoIP Network.

     Now therefore, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.00  INTERPRETATION

1.1 Definitions - When used in this agreement, the following terms shall have the following meanings:

(a) "Advertising and Co-op Guidelines" means the advertising and promotional guidelines for a Yapalot "Approved Agent" set out in Schedule "A" hereof.
(b) "Yapalot Network" means the system of VoIP (Voice Over IP) Gateways and telephone service which interconnects with wireline telecommunication carriers.
(c) "Customer" means a customer of Yapalot Communications Inc. who is an end user or potential end user of the Yapalot system;
(d) "Distribution" means the reseller of Yapalot subscriptions as an Approved Yapalot Agent
(e)  "Locations" means the business locations specified in schedule "C" hereof.
(f) "Subscription" means a subscription by a customer for connection with the Yapalot system, which shall be deemed to have occurred when: (1) a subscription is accepted and approved by Yapalot; and (2) activated within the Yapalot billing system so that Yapalot is able to record for billing purposes the subscription usage of the Yapalot system; and
     (3) any credit approval stipulated by Yapalot is obtained.
(g)  "Hardware" Shall constitute any gateways, routers, computers, etc.
(h) "Opinion of Yapalot" The reasonable opinion of an employee, manager, or any other primary contact of Yapalot senior management. If there shall be a discrepancy in opinion, the opinion of the higher-ranking Yapalot employee shall be true.
(i) Customer Voice Recordings - A recording of the telephone conversation between the sales representative and the customer detailing the terms of the sale as determined by Yapalot guidelines.
(j) Subscription Contract- The Yapalot authorized paperwork or contract to substantiate a subscription by a customer for connection with the Yapalot System which shall be deemed to have occurred when: (1) a subscription is accepted and approved by Yapalot; and (2) activated within the Yapalot billing system so that Yapalot is able to record for billing purposes the subscription usage of the Yapalot system; and (3) any credit approval stipulated by Yapalot is obtained. (4) Paperwork, contract, and Customer Voice Recordings in .wav PC format to be submitted to Yapalot.

(k) Activation - The process by which a subscriber or customer is entered into the Yapalot Network, and billing system.
(l) Currency - All dollar amounts referred in this agreement are in Canadian funds unless otherwise specified.
(m) Chargeback - Payment from the Approved Agent for activations, subscriptions or customers that have been terminated, suspended or cancelled for any reason before six months by any party.
(n) Gender - Except where the context otherwise indicates, words importing the singular number only shall include the plural, vise versa, and words importing the masculine gender shall include feminine gender.
1.1 Headings - The headings of all articles or sections herein are inserted for convenience or reference only and shall not affect construction or interpretation hereof.
1.2 Legislation - Any statute referred to herein shall be deemed to include that statute as amended, restated and/or replaced from time to time, and any successor legislation to the same general intent and affect.

     Schedule "A"               -        Commission
     Schedule "B"               -        Quarterly Sales Quotas
     Schedule "C"               -        Goods & Services Tax

1.3 Effective date - There shall be no agreement, oral or written, between the parties set forth in this document with respect to the provisions set forth herein until the party described as "Approved Agent" shall have signed and delivered two copies of this document to Yapalot, Yapalot shall have executed this document through the signature of one authorized sighing officer, and a fully executed copy of this document shall have been delivered to the party described herein as the "Approved Agent", at which time this agreement shall become effective and is herein referred to as this "Agreement"

2.0 APPOINTMENT OF AGENT

Appointment as Agent - Yapalot hereby appoints Approved Agent, and Approved Agent agrees to act as Yapalot's:

(a) Non -exclusive agent for the solicitation of Subscriptions;
at rates of Commission and upon such terms and conditions as Yapalot may from time to time specify in accordance with this agreement

2.1 Further Appointment of Agents - Yapalot reserves the right to appoint other Approved Agents in any area at its sole discretion.

2.2 Rules and Procedures - The Approved Agent acknowledges that Yapalot may from time to time by notice in writing to the Approved Agent prescribe rules and procedures to be followed by the Approved Agent and its employees and agents in connection with the solicitation of Customers. The Approved Agent agrees to be bound by and adhere to all such rules and procedures.

2.3 Entire Agreement- This Agreement including the schedules hereto constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, correspondence and discussions, whether written or oral,, relative to the subject matter hereof. Except as otherwise specifically set forth in the Agreement, neither party makes any representation, warranty or condition express or implied, statutory or otherwise to the other. This agreement may not be amended or modified except by a written instrument executed by both parties. Yapalot shall have the right upon ten (10) days prior written notice to the Approve Agent to amend any or all of the Schedules hereto in any respect.

3.0  COMMISSION

3.1 Commission - Yapalot shall pay to the Approved Agent commissions as outlined in schedule "A"

3.2 Condition of Commission - Yapalot shall only become obligated to the Approved Agent for payment of any particular Commission upon receipt by Yapalot of; (1) all appropriate documentation, (2) Voice recordings and or customer signed agreements, (3) first month payment from customer (4) credit acceptance from Yapalot.

3.3 Commissions will be calculated from the first day of the calendar month to the last day of the month.

3.4  Payment to the Approved Agent will be paid on the 15th of month following.

3.5 Commission will be charged back to the Approved Agent if the customer cancels their service prior to 6 months or if Yapalot suspends or cancels service for any reason. Yapalot will furnish the approved Agent with the reason for account cancellation and chargeback details.

4.0  SUBMISSION OF SUBSCRIPTIONS

4.1 Procedures on Submission of Subscriptions - The Approved Agent agrees to submit all orders for subscriptions on Yapalot's standard forms which shall be provided to the Approved Agent by Yapalot from time to time, or on-line via the internet through the Yapalot dealer website.

4.2 Yapalot's Right to Reject Subscriptions - The Approved Agent acknowledges that Yapalot has the right, in their sole discretion, to reject or accept any customer for any reason whatsoever.

5.0  APPROVED AGENT'S OBLIGATIONS

5.01 Approved Agent to Promote Yapalot - The Approved Agent agrees to use its best efforts to promote Yapalot and sell Subscriptions in accordance with the terms of this Agreement and by means of soliciting Subscriptions authorized and approved in writing by Yapalot through only the Locations specified herein.

5.02 Maintenance of Yapalot Standards - The Approved Agent shall maintain such marketing and selling standards as are, in the reasonable opinion of Yapalot, appropriate considering the quality and reputation of the Yapalot Network. The Approved Agent acknowledges that strict compliance with such standards is necessary in order to properly promote the Yapalot Network and for the Approved Agent to retain its status with Yapalot as provided for in this Agreement.

5.03 Covenants of Approved Agent - The Approved Agent agrees at all times during the term of this Agreement to:

(a) maintain the Minimum Quarterly Sales Quota as described in Schedule "B" during the term here of;

(b) use its best efforts to develop, promote and maintain the goodwill and reputation of Yapalot, and the Yapalot Network.

(c) activate Customers on the Yapalot Network and not refer in any way to other service providers which are competitive with Yapalot;

(f) at all times advertise and promote sales in accordance with applicable law and the rules, procedures and policies established form time to time by Yapalot with respect to such advertising and promotion.

(g)  maintain accurate paperwork to support each activation.

(h) maintain customer voice recordings to support and substantiate each activation. Voice recordings must include the wording provided by Yapalot to the agent. These recordings must include the customers verbal authorization of the services activated and payment method.

(i) Agent must deliver all documentation, customer contract/agreements, and voice recordings to Yapalot on a monthly basis.

6.0  YAPALOT'S OBLIGATIONS

6.1 Covenants of Yapalot - Yapalot agrees at all times during the term of this agreement to:

(a) Provide whatever technical support that may be required from time to time for network or hardware issues.

(b) Provide the Approved Agent with promotional material as may be required from time to time.

(c) Provide the Approved Agent with an Agent Code to identify itself to Yapalot for the purpose of activating customers.

(d) Appoint a Yapalot representative to be a primary point of contact for the Approved Agent within Yapalot, who will assist the Approved Agent in the resolution of problems, support the Approved agent's sales efforts, and provide the Approved agent with information that Yapalot deems important to the Approved Agent's business

6.2 No Representation or Warranty by Yapalot - Yapalot makes no representation or warranty as to the commencement date or the actual operation of the Yapalot Network in any geographical area.

7.0  TERM OF THE AGREEMENT

7.1 Term - Unless earlier terminated under Section 8.1 hereof, this Agreement shall commence on the date hereof and remain in effect for a period of (1) one year. Authorized Agents will undergo a complete review of their 1 year performance to determine if Agent will maintain his "Authorized Agent" status. In the event this Agreement expires without renewal, the parties do not enter into a new agreement governing the subject matter hereof, and Yapalot continues to accept Subscriptions from the Agent, this Agreement shall continue in full force and effect until one party, upon not less than thirty (30) days written notice to the other, terminates this Agreement. If this Agreement is renewed. Yapalot's obligation to pay Commissions shall not be affected by the expiry of the prior term except as may be provided in the terms and conditions applicable to such renewal. If Yapalot determines that the Agent properly represented the company during the Agents initial 1 year term, then this agreement may be renewed by Yapalot.


8.0  TERMINATION

8.1 Termination by Yapalot - Yapalot may immediately terminate this Agreement by written notice to the Approved Agent upon the occurrence of any of the following events:

(a) the Approved Agent is in default in the performance of any of its obligations under this Agreement, or breaches any provisions hereof and such default or breach continues after 30 (thirty) days written notice from Yapalot to the Approved Agent stating the particulars of such default;

(b) the Approved Agent fails, for two consecutive quarterly periods, to meet the Minimum Quarterly Sales Quota;

(c) if the Approved Agent becomes bankrupt, becomes insolvent, makes an assignment for the benefit of creditors or proposes or makes any arrangements for the liquidation of its debts or a receiver, and manager is appointed with respect to all or any part of the assets of the Approved Agent;

(d) the whole or substantially the whole of the assets of the Approved Agent are sold or conveyed without the prior written consent of Yapalot;

(e) the Approved Agent agrees to assign, purports to assign or is deemed to have assigned this Agreement without the prior written consent of Yapalot as herein required;

(f) the Approved Agent commits or participates in any fraudulent or improper actions in the course of acting as an agent of Yapalot including, without limitation, the submission to Yapalot of any fraudulent claims for commission, bonus payment, refund, credit, rebate, allowance, discount or other payment by Yapalot;

(g) the conviction in any court of competent jurisdiction of the Approved Agent or any employee, shareholder, director or officer of the Approved Agent for any crime or violation of law if, in the opinion of Yapalot, such conviction is likely to adversely affect the operation or business of the Approved Agent or tend to be harmful to the goodwill and reputation of Yapalot or to the reputation of the Yapalot Network;

(h) any conduct or practice by the Approved Agent, its directors, officers, employees or shareholders, which in the opinion of Yapalot; is injurious to the goodwill or reputation of Yapalot or the Yapalot Network; or

(i) the Approved Agent enters into an agreement with a competitor of Yapalot providing for the payment of residuals or ongoing commissions on the sale or activation of subscriptions.

(j) the Approved Agent or any affiliate of the Approved Agent defaults in payment for any of its obligations under or has breached any provision of any agreement with Yapalot or any affiliate of Yapalot.

8.2  Commissions Earned Prior to Termination

(a) The entitlement of the Approved Agent to any and all Commissions shall cease as of the date of termination pursuant to section 8.1 and Yapalot shall be under no obligation whatsoever to pay any compensation, damages, costs or expenses of any kind or nature to the Approved Agent, nor any Commission which, if this Agreement had not been terminated, would have otherwise become due and payable.

(b) Yapalot shall holdback all Commissions owing to the Approved Agent but unpaid prior to termination (the "holdback") to be applied against any debits to the Approved Agent's account due to deactivations of Customers activated by the Approved Agent within six months after the activation such Customers. The Holdback shall be released by Yapalot to the Approved Agent over the six month period immediately after termination, on a proportionate basis to the activations during the six month period immediately prior to termination. If the Holdback is insufficient to cover the amount of such debits to the Approved Agent's account, the Approved Agent agrees to promptly pay to Yapalot the amount of such deficiency.

(c) The provisions of this section 8.2 shall survive the termination of expire of this Agreement.

8.3 The Approved Agent may terminate this contract providing Yapalot sixty (30) days written notice. This clause may be used providing Yapalot has not met it's obligations as provided in this agreement.

9.0  INDEMNITY, INSURANCE

9.1 Indemnification of Yapalot - The Approved Agent agrees to indemnify and hold Yapalot harmless against and all liabilities, claims, damages, costs or expenses (including legal fees and expenses) incurred by Yapalot by reason of or arising out of or relating to any acts, duties and obligation or omissions of the Approved Agent hereunder or of any personnel employed by, or agent of, the Approved Agent and the Approved Agent shall, at the request of Yapalot, assume the defense of any demands, claims, actions, suits or proceedings brought against Yapalot by reason thereof and pay any and all damages assessed against or that are payable by Yapalot as a result of the disposition of any such demands, claims, actions, suits or proceedings. Notwithstanding the foregoing, Yapalot may be represented in any such demands, claims, actions, suits or proceedings by its own counsel at the expense of the Approved Agent.

9.2 Maintenance of Insurance- The Approved Agent shall maintain in full force and effect a comprehensive general liability insurance policy or policies with personal injury liability blanket, contractual liability and complete operations liable insurance endorsements protecting the Approved Agent Yapalot hardware and equipment at the preferred gateway locations and Yapalot and their officers and employees against loss, liability or expense as a result of personal injury, death or property damage or otherwise arising out of our occurring in connection with the business of the Approved Agent, or burglary. Yapalot shall be an additional insured under such policy or policies which shall be written by a responsible insurance company or companies licensed to do business in the province/city/country in which the Approved Agent conducts its business, and meeting with the reasonable approval of Yapalot, with a combined single limit of not less than $3 million for bodily injury, death and for property damage. Such policy or policies shall provide that they shall not be canceled or altered without at least sixty (60) days prior written notice to Yapalot. Within ten (10) days after execution of this Agreement, the Approved Agent shall furnish Yapalot with a certificate or certificates of such insurance, together with evidence that the premiums therefore have been paid.

10.0 RECORDS AND REPORTS

10.1 Maintenance of Records - The Approved Agent shall maintain at each location, office or place of business accurate records of all sales transactions pertaining to this Agreement, including sales Subscriptions, and shall retain the same for a period of two (2) years after the date of termination of this Agreement. If Yapalot requires any information in connection with such accounts and records, the aforesaid accounts and records shall be made available for the Approved Agent during its normal business hours for examination by Yapalot.

10.2 Delivery of Records to Yapalot - The Approved Agent will prepare and forward as may be requested by Yapalot from time to time any and all reports which Yapalot deems necessary or desirable.

10.3 Goods and Services Tax (not applicable outside Canada) - The Approved Agent shall provide Yapalot with particulars of its status for the purpose of the federal Goods and Services Tax, in the form prescribed by Schedule C to this Agreement. This rule need not apply to countries outside of Canada where goods and services tax do not apply. VAT taxes may apply in these cases.

10.4 Subscriber List - The Approved Agent acknowledges and agrees that the names of Subscribers and their information constitute the confidential and proprietary information of Yapalot. Upon the expire or termination of this Agreement, the Approved Agent shall deliver to Yapalot a true and complete listing of all its Subscribers together with their respective subscription telephone numbers and such other information as Yapalot may request.


11.0 TRADEMARKS AND OTHER PROPRETARY MARKS

11.1 Use of "Yapalot" Trademarks- The Approved Agent may describe and refer to itself as an approved agent of Yapalot. The Approved Agent may use the "Yapalot" trademarks in accordance with the terms herein in connection with the promotion or sale of Subscriptions unless otherwise instructed by Yapalot in writing. All sub-agents established by the Approved Agent shall be entitled to use a designation of "Yapalot Approved Agent" subject to the terms set out in this Article 11.

11.2 Terms of Use - The Approved Agent hereby acknowledges, and shall not at any time, directly or indirectly contest the validity of the trademark "Yapalot" and such other trademarks claimed by, used by, registered or applied for registration by Yapalot (the "trademarks"). The Approved Agent further acknowledges the exclusive ownership of the trademarks by Yapalot, its successors and assigns and agrees that the trademarks are, and shall remain the property of Yapalot. Approved Agent agrees to indemnify and hold harmless Yapalot from and against any claims or liabilities arising as a result of the use hereunder by the Approved Agent of the trademarks or proprietary marks of Yapalot.

11.3 Corporate Name of Approved Agent - The Approved Agent agrees that it shall not use the trademark "Yapalot" as part of its corporate name.

11.4 Non-Alteration of Affixed Trademarks - The Approved Agent agrees that it shall not remove or alter the "Yapalot" trademark

12.0 CONFIDENTIALITY

12.1 Confidentiality of Yapalot information - The Approved Agent agrees that any and all information, written or oral, which is proprietary or confidential in nature and which is disclosed by Yapalot or it's agents to the Approved Agent concerning the business or affairs of Yapalot, shall be treated as confidential and that such information during the term of this agreement or anytime thereafter, directly or indirectly to any other person, firm or corporation without the express prior written consent of Yapalot. This provision is in addition to any other covenant or agreement previously given by the Approved Agent to Yapalot with respect to the treatment of confidential information.

     Nothing in this section shall preclude the Approved Agent from disclosing or using confidential information if the Approved agent can demonstrate that: Disclosure of the confidential information is required to be made by any law, regulation, governmental body or authority by court order.

12.2 Relief for Breach of Confidentiality - The Approved Agent acknowledges that a breach or threatened breach by the Approved Agent of the provisions in this article 12 will result in Yapalot and it's shareholders suffering irreparable harm which cannot be calculated or full or adequately compensated by recovery of damages alone. Accordingly, the Approved Agent agrees that Yapalot shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which Yapalot may become entitled.

13.0 EMPLOYEES

13.1 Employees of Yapalot -The Approved agent shall not, either during the term of this Agreement or for a period of one (1) year thereafter, directly or indirectly, in any manner whatsoever, including without limitation, either individually or in a partnership, jointly or in conjunction with any other person, or as an employee, principal, agent, director or shareholder, hire any employees of Yapalot or any of it's affiliates or agents or induce or attempt to induce any employees of Yapalot or it's affiliates or agent to leave their employment.

14.0 CUSTOMERS

14.01 Customers of Yapalot -The Approved Agent acknowledges that all customers are customers of Yapalot and that the primary purpose of this Agreement is to further and promote the relationship of Yapalot and it's customers. The Approved Agent shall not, during the term of this Agreement and for a period of five (5) years thereafter, directly or indirectly in any manner whatsoever, including without limitation, either individually or in a partnership, jointly or in conjunction with any other person, or as an employee, principal, agent, director or shareholder:

(1) contact any customer of Yapalot or it's affiliates or dealers, who have purchased any service whatsoever from the Approved Agent or from any person conducting business at the Approved Agent's place of business, after termination of this agreement.

(2) contact any customer or potential customer to sell or solicit any product or service without the prior written consent of Yapalot, after termination of this agreement

15.00  GENERAL


15.01 Notice - Any notice, waiver or other document or communication required or permitted to be given to any party under this Agreement shall be validly given only if in writing and if delivered personally (which shall include delivery by courier or other agent) or if faxed to that party at the following address:

To Yapalot:                4884 Dufferin St. #1
                           Downsview, Ontario
                           M3H 5S8
                           Attention: Manager
                           Fax No.: (416) 663-8280

To the Approved Agent:     Address:
                           Attention:
                           Fax:

15.02 Any such notice delivered or faxed as aforesaid shall be deemed to have been given or made on the date on which it was delivered or faxed, as the case may be. Any party may at any time give notice in writing to the other party of any change of address of the party giving notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

15.03  Time of Essence - Time shall be of essence of this Agreement.

15.04 Ensurement and Assignment- This Agreement shall ensure to the benefit of and be binding upon the parties and their respective heirs, executors, legal personal representatives, successors and permitted assigns. Neither this Agreement, nor any of the rights or obligations of the parties hereunder may be assigned by any of the parties without the prior written consent of the other party; provided that Yapalot may assign this Agreement to a Corporation that is affiliated with Yapalot. This Agreement shall be deemed to be assigned by the Approved Agent in the event of any change, directly or indirectly, in the ultimate effective voting control of the Approved Agent from those persons having such control at the date hereof.

15.05 Further Assurances - each of the parties shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable to give effect to the purpose of this agreement and to carry out it's provisions.

15.06 Execution in Counterparts - This agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original but all such counterparts shall together constitute one in the same instrument.

15.07 Waiver -No provision of this Agreement shall be deemed waived by a course of conduct unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this agreement.

15.08 Proper Law - This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the parties irrevocably attorn to the jurisdiction of the courts of such province.

15.09 Severability - If any term or provision of this agreement shall to any extent be found to be invalid, void or unenforceable, the remaining terms and provisions shall nevertheless continue in full force and effect.

15.10 Right of Set Off - Yapalot shall be entitled to set off, against commissions owing to the Approved Agent, any amounts owing by the Approved Agent to Yapalot. The rights of Yapalot under this section 15.9 are in addition to any other rights which Yapalot may have upon failure of the Approved agent to comply with any of it's obligations under this agreement.

15.11 Relationship of Parties - The Approved Agent acknowledges that it is acting on behalf of Yapalot solely for the purpose of solicitation of subscriptions to the Yapalot Network. The relationship between Yapalot and the Approved Agent is intended to be and shall be that of agent and representative solely for the purpose of soliciting Subscriptions and the Approve Agent shall in no circumstances be considered a partner, joint ventures or employee of Yapalot. The Approved Agent acknowledges that in acting as agent for and on behalf of Yapalot, the authority hereby granted to the Approved Agent does not extend to or include binding Yapalot to provide any service to a Customer, each solicitation being subject to the sole approval of Yapalot.

16.0   TRANSITIONAL PROVISION

       This Agreement supersedes any previous agency agreements between the parties and all obligations of the parties to such previous agreements terminate as of the date of this Agreement. There shall be no termination, however, of either part's obligation pursuant to such previous agreements to make payments where such payments where such payments are due on or prior to the date of this Agreement.

       IN WITNESS WHEREOF the parties have executed this Agreement as off the date written above.



                                         Yapalot Communications Inc.

                                         By: /s/ ABE BENITAH
                                             ---------------------------

                                         Name: ABE BENITAH
                                              --------------------------

                                         Title: V.P. Marketing & Sales
                                               -------------------------
                                         ABE BENITAH
                                         -------------------------------
                                                  (print name)


                                         By: /s/ CHRIS KWON
                                             ---------------------------

                                         Name: CHRIS KWON
                                              --------------------------

                                         Title: Owner
                                               -------------------------

                                  SCHEDULE "A"

                COMMISSIONS PAID BY YAPALOT TO THE APPROVED AGENT

                                  SCHEDULE "B"

                              QUARTERLY SALES QUOTA

       Yapalot has the unilateral right to set Minimum Quarterly Sales Quotas for each calendar year and will notify the Approved Agent thereof in advance. The Minimum Sales Quota for the balance of the year in which this agreement is executed as of the date hereof is as follows:



       -----------------------------------------------------------------------

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



                                  SCHEDULE "G"


                             GOODS AND SERVICES TAX

Please complete:

Full Legal Business Name O SUNG GROUP/CHRIS KWON
                        -----------------------------------------------

Address: 620 JARVIS ST. UNIT #315
        ---------------------------------------------------------------
         TORONTO ONT. M4Y2R8
        ------------------------------------------------------


Telephone No.: (416) 816-3383
              ----------------------------------------

Fax No.:
         ---------------------------------------------


1)  We are registered for GST:  (or other State or Country Tax)

    Registration Number __ __ __ __ __ __ __ __ __
    Please be advised of our above GST registration number.
    Our commissions are subject to GST in accordance with the federal GST legislation Please include 7% GST on our commissions

2)__We are not GST registered for the following reason:

    __We are a small business as per GST guidelines have elected not to
    register for Federal GST          purposes.

    x Other  /s/ Chris Kwon
    --      ---------------------------------------------------
              Our commissions are not subject to Federal GST.